Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

PREOS® NEW DRUG APPLICATION ACCEPTED FOR REVIEW BY FDA

Salt Lake City — July 11, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that as of July 9, 2005 the U.S. Food and Drug Administration (FDA) has accepted for review the company’s new drug application (NDA) to market PREOS® (parathyroid hormone) for the treatment of osteoporosis in postmenopausal women. NPS submitted the application on May 10, 2005, and the FDA has now made a threshold determination that the PREOS® NDA is sufficiently complete to permit a substantive review.

Clinical results in the NDA are based upon data from 13 separate studies including an international multi-center Phase 3 trial of approximately 2,600 postmenopausal osteoporotic women who were randomized to receive either a daily subcutaneous injection of 100 micrograms of PREOS® or placebo, in addition to daily calcium and vitamin D supplements. The application also includes results from Phase 1 and Phase 2 studies with PREOS®, open-label extension studies following the pivotal Phase 3 trial, and combination studies evaluating the use of PREOS® with other drugs, as well as preclinical data and data related to manufacturing the product.

A similar application to market PREOS® in Europe under the brand name PREOTACT™ is currently under review by the European Medicines Agency.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates, including PREOS, may not prove to be safe or efficacious; the FDA may delay approval or may not approve PREOS or any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of July 11, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2004. NPS, the NPS logo, and PREOS® are registered trademarks of NPS Pharmaceuticals, Inc.